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                                                                   Exhibit 10.19

                        COMMUTATION AND RELEASE AGREEMENT

         This Commutation and Release Agreement (hereinafter referred to as the "Agreement") is made and entered into by and between Odyssey America Reinsurance Corporation, a Connecticut corporation, (hereinafter referred to as the "Reinsurer") and Proformance Insurance Company, a New Jersey corporation, (hereinafter referred to as the "Ceding Company") (hereinafter, Ceding Company and Reinsurer are referred to collectively as the "Parties") and is effective as of December 31, 2002.

                                    RECITALS
                                    --------

         A. Ceding Company and Reinsurer entered into a Multiple Line Loss Ratio Reinsurance Contract, effective July 1, 2001, (hereinafter referred to as the "Reinsurance Treaty").

         B. The Reinsurer has offered to remit, and the Ceding Company has agreed to accept, in full and complete satisfaction of the Reinsurer's past, present and future obligations and liabilities, if any, to the Ceding Company under the Reinsurance Treaty, the Commutation Amount as set forth in Section 1 hereof, to be released according to the terms and conditions set forth below.

         C. In consideration of the Commutation Amount as set forth in Section 1 hereof, Ceding Company desires fully, finally and forever to release Reinsurer from all obligations or liabilities arising out of, resulting from, or in any way related to the Reinsurance Treaty so that, immediately upon release by the Reinsurer of the Commutation Amount, all of the Reinsurer's obligations and liabilities, if any, pursuant to the Reinsurance Treaty shall be fully resolved and extinguished.

                                    AGREEMENT
                                    ---------

         NOW THEREFORE, in consideration of the promises and of the agreements contained herein, and intending to be legally bound, the Parties agree as follows:

         1. After the Parties have signed this Agreement, Reinsurer shall remit to Ceding Company 100% (one hundred percent) of the balance of the Funds Withheld Account currently being held by Reinsurer (hereinafter referred to as the "Commutation Amount"). The Ceding Company shall accept the Commutation Amount in full, final and complete settlement of any and all amounts claimed due or to be due by the Reinsurer to Ceding Company relating to, or arising out of or in any way related to the Reinsurance Treaty.

         2. Upon remittance of the Commutation Amount and in consideration thereof, Ceding Company, on behalf of itself and its subsidiaries, affiliated corporations, officers, directors, shareholders, employees, representatives, agents, and attorneys, if any, and their respective heirs, administrators, predecessors, successors and assigns and each of them (collectively, the "Ceding Company Group") unconditionally releases, acquits and forever discharges Reinsurer and its parent, subsidiaries, affiliated corporations, officers, directors, shareholders, employees, agents and attorneys, if any, and their

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respective heirs, administrators, predecessors, successors and assigns and each of them (collectively, the "Reinsurer Group"), from and against any and all past, present and future claims, demands, debts, obligations, liabilities, payments, damages, adjustments, executions, offsets, sums of money, accounts, reckonings, bonds, bills, costs, expenses, actions, causes of action, controversies, covenants, contracts, agreements, promises, judgments and/or losses, of every nature, kind, character and description whatsoever, whether grounded in law or in equity, in contract, tort, or otherwise, all whether known or not known, which the Ceding Company Group now owns, holds or has, or at any time heretofore, owned, held or had, or which the Ceding Company Group hereafter can, shall or may own, hold, or have against the Reinsurer Group, and each of them, arising out of, resulting from, or in any way related to the Reinsurance Treaty, it being the intent of the Parties that this release shall operate to fully and finally settle and extinguish any and all of the Reinsurer Group's obligations and liabilities arising out of, resulting from, or in any way relating to the Reinsurance Treaty.

         3. Ceding Company shall defend, indemnify and hold Reinsurer harmless from and against all demands, claims, obligations, liabilities, costs, suits, expenses and losses, including, but not limited to, attorneys' fees, judgments, damages, penalties and punitive damages arising out of, in connection with or related to the Reinsurance Treaty, or which Reinsurer may incur as a consequence of having issued the Reinsurance Treaty.

         4. Except with respect to the subject matter of Section 3 above, in consideration of the releases given to it by the Ceding Company hereunder, the Reinsurer, on behalf of the Reinsurer Group, unconditionally releases, acquits and forever discharges the Ceding Company Group, from and against any and all past, present and future claims, demands, debts, obligations, liabilities, payments, damages, adjustments, executions, offsets, sums of money, accounts, reckonings, bonds, bills, costs, expenses, actions, causes of action, controversies, covenants, contracts, agreements, promises, judgments, and/or losses, of every nature, kind, character, and description whatsoever, whether grounded in law or in equity, in contract, tort, or otherwise, all whether known or unknown, which the Reinsurer Group now owns, holds or has, or at anytime heretofore, owned, held or had, or which the Reinsurer Group hereafter can, shall or may own, hold or have against the Ceding Company Group, and each of them, arising out of, resulting from, or in anyway related to the Reinsurance Treaty, it being the intent of the Parties that this release shall operate to fully and finally settle and extinguish any and all of the Ceding Company Group's obligations and liabilities arising out of, resulting from, or in anyway relating to the Reinsurance Treaty.

         5. The Parties, as between and among themselves, understand that they may have sustained damages or incurred obligations that may not yet be manifest and that are presently unknown, but nevertheless, the Parties deliberately intend and do hereby release one another to the extent that this Agreement so provides. Furthermore, the Parties expressly accept and assume the risk that the factual or legal assumptions made by either party in connection with this Agreement may be found hereafter to be different from the true facts or law, and the Parties agree that this Agreement shall be and remain in full force and effect notwithstanding such differences in facts or law.


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         6. Ceding Company and Reinsurer expressly agree that the terms and conditions of this Agreement shall not be disclosed by either party without the prior written consent of the other except to the companies to whom business covered by the Reinsurance Treaty was retroceded or where required by law. The Parties expressly agree that such written consent shall not be unreasonably withheld. In the event disclosure is to be made pursuant to this Section 6, the disclosing party shall give prior written notice to the other party specifying the information to be disclosed, the manner of disclosure, and to whom disclosure is to be made. No disclosure shall be made to any third party unless said third party states in writing to the Parties hereto prior to disclosure that said third party agrees to and is bound by this Section 6.

         7. All notices required hereunder shall be in writing and shall be given by personal delivery, or registered or certified mail, return receipt requested, postage prepaid to the addresses set forth in this Section 7, and shall be deemed given upon receipt. In addition, notice may be given by facsimile transmission and shall be deemed given upon the receipt of the transmission and the mailing of a hard copy of the transmission.

            Notices to the Parties shall be addressed as follows:

            Notice to Ceding Company:

                   Proformance Insurance Company
                   4 Paragon Way
                   Freehold, NJ  07728
                   Attention:  Peter A. Cappello, Jr.
                               Chief Financial Officer

            Notice to Reinsurer:

                   Odyssey America Reinsurance Corporation
                   300 First Stamford Place
                   Stamford, CT  06902
                   Attention:  Stephen J. Van de Graaf
                               Senior Vice President

         8. The Parties specifically agree and acknowledge that the Commutation Amount is being paid to Ceding Company in good faith and constitutes fair consideration for the discharge of amounts allegedly owing now or potentially owing in the future by Reinsurer to Ceding Company under the Reinsurance Treaty.

         9. Each party to this Agreement represents and warrants to the other that the drafting and negotiation of this Agreement has been participated in by each of the Parties and for all purposes this Agreement shall be deemed to have been drafted jointly by all Parties.

         10. Each party to this Agreement represents and warrants to the other that it is a corporation validly existing in good standing in its respective place of domicile; that the execution of this Agreement is fully authorized by each of them and that the person or


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persons executing this Agreement have the necessary authority to do so; that this Agreement is entered into freely, voluntarily, without duress, in good faith, at arm's length, in the regular course of business and in reliance on its own independent investigations and analyses of the facts underlying the subject matter of this Agreement; and that, except as set forth in writing in this Agreement, the decision to execute this Agreement is not predicated on or influenced by any declarations, representations, warranties or promises of any kind made directly or indirectly by the other party, its subsidiaries, affiliated corporations, officers, directors, shareholders, employees, representatives, agents, or attorneys, if any, or their respective heirs, administrators, predecessors, successors and assigns.

         11. The rights, duties and obligations set forth in the Agreement shall inure to the benefit of and be binding upon any and all predecessors, parents, successors, affiliates, officers, directors, employees, subsidiaries, stockholders, liquidators, receivers and assigns of each of the Parties. Nothing in this Agreement is intended to benefit any third party.

         12. The failure of the Parties to enforce any provision of this Agreement shall not be construed as a waiver of such provision or any other provision of this Agreement. No waiver of any provision of this Agreement shall be deemed a waiver of any of its other terms, nor shall such waiver constitute a continuing waiver.

         13. In the event that any part of this Agreement should for any reason become or be found to be null, void, illegal or otherwise unenforceable, it shall be struck out to the extent that it is so null, void, illegal or unenforceable, and the remaining provisions of this Agreement shall remain in full force and effect. In the event that any court of competent jurisdiction renders a final, nonappealable order or ruling declaring this Agreement null and void in its entirety, it is mutually agreed by Ceding Company and Reinsurer that this Agreement shall be immediately rescinded and that each of the Parties shall be restored to the position it was in just prior to the making of this Agreement.

         14. This Agreement shall constitute the entire Agreement between the Parties as respects its subject matter, and supersedes all prior or contemporaneous discussions, understandings or agreements, whether written or oral. No supplement, modification, waiver, or termination of this Agreement shall be binding or enforceable unless executed in a writing signed by the Parties hereunder, and this provision cannot be orally waived.

         15. This Agreement may be executed in multiple counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.

         16. This Agreement shall be interpreted and governed by the substantive laws of the State of New Jersey without regard to its conflict of laws rules.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the dates indicated below.


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                              Odyssey America Reinsurance Corporation

Dated:                        By: /s/ Stephen J. Van de Graaf
        --------------------     ----------------------------------------------
                                 Stephen J. Van de Graaf, Senior Vice President





                              Proformance Insurance Company

Dated:     3/4/03             By: /s/ Peter A. Cappello, Jr.
        --------------------     -----------------------------------------------
                                 Peter A. Cappello, Jr., Chief Financial Officer


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